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                                                                   EXHIBIT 10.10

August 23, 1999

Mr. John Palmer
P.O. Box 8333
Belmont, CA 94002

Dear John:

This letter sets forth the substance of the separation agreement (the "Agreement") which Chordiant Software, Inc. (the "Company") is offering to you to aid in your employment transition.

     1. Separation. Your last day of work with the Company will be August 26, 1999 (the "Separation Date"). You will be placed on unpaid leave and your employment will terminate six months following the Separation Date on February 26, 2000.

     2. Accrued Salary and Paid Time Off. On the Separation Date, the Company will pay you all accrued salary, and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to these payments regardless of whether or not you sign this Agreement.

     3. Severance Benefits. Although the Company has no policy or procedure for providing severance benefits, the Company will continue your base salary in effect on the Separation Date for the six (6) month paid leave following the Separation Date until February 26, 2000. These payments will be made on the Company's ordinary payroll dates, and will be subject to standard payroll deductions and withholdings. There will also be no accrual of paid time off or vacation time during this six-month period and you will not be eligible for further vesting on any stock options after the Separation Date.

     4. Health Insurance. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company's current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense. Later, you may be able to convert to an individual policy through the provider of the Company's health insurance, if you wish. If you elect continued coverage under COBRA, the Company, as part of this Agreement, will pay your COBRA premiums for coverage through February 26, 2000.

     5. Stock Purchase Agreement and Promissory Note. As provided in your stock option agreements, you will have the right to exercise your vested stock options for a period up to either thirty (30) days or ninety (90) days of the date of the termination of your employment on February 26, 2000. To assist you in exercising your vested options, the Company is prepared to allow you to exercise your vested options on 376,098 shares of Company common stock with a full-recourse promissory note for the full exercise price of the options of Fifty-One Thousand Forty-One Dollars and Thirty-Nine Cents ($51,041.39) on the terms in the stock purchase
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agreement (and attachments thereto) in the form attached as Exhibit C. If you wish to exercise all of your options using the promissory note, you must do so with within thirty (30) days of the date of termination of your employment on February 26, 2000. The promissory note will bear interest at the lowest rate permitted by the Internal Revenue Service at which you will not be deemed to receive imputed income under Section 7872 of the Internal Revenue Code (which, for August 1999, is 5.36% per year, compounded semi-annually). The interest and principal payable under the promissory note will not be due until the end of eighteen months (18) months. The promissory note will be secured by a pledge of the stock purchased with the stock options which will be placed in escrow with the Company's legal counsel, Cooley Godward LLP.

     6. Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date.

     7. Expense Reimbursements. You agree that, within ten (10) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

     8. Return of Company Property. By the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).

     9. Proprietary Information Obligations. You acknowledge your continuing obligations under your Proprietary Information and Inventions Agreement not to use or disclose any confidential or proprietary information of the Company without prior written authorization from a duly authorized representative of the Company. A copy of your Proprietary Information and Inventions Agreement is attached hereto as Exhibit C.

     10. Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee.
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     11. Nondisparagement. Both you and the Company agree not to disparage the other party, and the other party's officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both you and the Company will respond accurately and fully to any question, inquiry or request for information when required by legal process.

     12. Release. In partial exchange for the salary continuation, COBRA payments, Stock Purchase Agreement (including the continuing opportunity to purchase Company stock with a promissory note) and other consideration under this Agreement to which you would not otherwise be entitled, you agree to execute the Employee Agreement and Release attached hereto as Exhibit A. If requested by the Company, you agree to execute another Employee Agreement and Release in the form attached as Exhibit A to be effective as of the date of the termination of your employment.

     13. Noninterference. You acknowledge that during your employment with the Company, you obtained proprietary and confidential information about employees, independent contractors and consultants, including but not limited to, salary history, bonuses, performance evaluations and other confidential personnel information. Accordingly and in further partial exchange for the salary continuation, COBRA payments, Stock Purchase Agreement (including the continuing opportunity to purchase Company stock with a promissory note) and other consideration under this Agreement, you agree that for the period of two years after the Separation Date, you will not induce any employee, independent contractor or consultant to terminate their relationship with the Company to become an employee, independent contractor or consultant for any other company, person or entity, because you acknowledge that to do so would require you to draw upon confidential Company information you obtained during your employment with the Company. In addition, you acknowledge that during your employment with the Company, you obtained proprietary and confidential information about Company customers, including but not limited to, customer lists, key customer contacts, prices and costs, special customer needs and characteristics, billing rates, profit margins and other customer financial information, and the preferences of the customer's key decision makers and the most effective approaches to these key decision makers. You also agree that for two years after the Separation Date, you will not solicit the business of any client or customer of the Company on behalf of any other person or entity, because you acknowledge that to do so would require you to disclose Company proprietary information.

     14. Non-Competition. In partial exchange for the salary continuation, COBRA payments, Stock Purchase Agreement (including the continuing opportunity to purchase Company stock with a promissory note) and other consideration under this Agreement to which you would not otherwise be entitled, you agree that you will not directly or indirectly engage or aid another person or entity (in any capacity such as a consultant, agent, principal, director, partner, shareholder or employee) to engage in a business which competes with any business of the Company for the period of your paid leave and the eighteen-month period of the promissory note following thereafter. A breach of the foregoing provision will result in the immediate acceleration of the amounts owed under the promissory note and repayment by you to the Company of the promissory note, salary continuation, COBRA payments and other consideration under this Agreement. If the immediately preceding provisions in this section are determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other
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provision of this Agreement and the foregoing provisions will be modified by the court for such period of time and in such manner so as to be rendered enforceable.

     15. Miscellaneous. This Agreement, including all of its Exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

If this Agreement is acceptable to you, please sign below and on the attached Employee Agreement and Release, which is part of this Agreement, and return the originals of both to me.

I wish you good luck in your future endeavors.

Sincerely,

Chordiant Software, Inc.

By: /s/ Steven R. Springsteel
   ----------------------------
     Steven R. Springsteel
     EVP-Chief Financial Officer

Exhibit A - Employee Agreement and Release
Exhibit B - Stock Purchase Agreement
Exhibit C - Proprietary Information and Inventions Agreement

Agreed:

/s/ John Palmer
---------------------------
John Palmer

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                                   Exhibit A

                       EMPLOYMENT AGREEMENT AND RELEASE

     I agree to the terms in the foregoing letter Agreement.

     Except as otherwise set forth in this Agreement, I hereby release, acquit and forever discharge the Company, [its parents and subsidiaries, and] its [and their] officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990; the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"); the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing.

     I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, as amended. I also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) I have been advised hereby that I have the right to consult with an attorney prior to executing this Agreement; (c) I have twenty-one (21) days to consider this Agreement (although I may choose to voluntarily execute this Agreement earlier); (d) I have seven
(7) days following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Agreement is executed by me, provided that the Company has also executed this Agreement by that date ("Effective Date").

     I UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In giving this release, which includes claims which may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor." I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any unknown or unsuspected claims I may have against the Company.

Date: 27-Aug-99                     By: /s/ John Palmer
      -------------------              -----------------------
                                         John Palmer
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                                   Exhibit C

               PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT
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[LOGO] Employee Confidentiality & Invention Agreement

In consideration of my employment or continued employment with J. Frank Consulting, Inc., a California corporation ("J. Frank"), I agree to the following:

1. I understand that during the term of my employment with J. Frank, I may produce, obtain, make known or learn about certain information which has commercial value in the business in which J. Frank, is engaged and which is treated by J. Frank as confidential. This information may have been created, discovered or developed by J. Frank or otherwise received by J. Frank from third parties subject to a duty to maintain the confidentiality of such information. All such information is hereinafter called "Proprietary Information." Proprietary Information includes, but is not limited to, trade secrets, inventions, (whether patentable or not), ideas, processes, programs, formulas, materials, substances, technology, research, know-how, improvements, discoveries, developments, designs, inventions, techniques, marketing plans, strategies, forecasts, new products, unpublished financial statements, budgets, projections, prices, costs, and customer lists.

2.   I understand that all Proprietary Information shall be the sole property of
     J. Frank and J. Frank shall be the sole owner of all patents, copyrights and other rights in connection therewith. I hereby assign to J. Frank any rights I may have or acquire in such Proprietary Information and in any Proprietary Information that I may make or conceive while working for J. Frank. I will promptly disclose to J. Frank any Proprietary Information that is made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my services to J. Frank that are related to or useful in the business of J. Frank or result from tasks assigned me by J. Frank or result from use of premises owned, leased, or contracted for by J. Frank. At all times, both during the term of my employment with J. Frank and after its termination, I will keep in strictest confidence and trust all Proprietary Information, and I will not use, reproduce or disclose any Proprietary Information without the written consent of J. Frank, except as may be necessary in the ordinary course of performing my duties as an employee of J. Frank.

3. I further agree to do all acts necessary, both during and after the termination of my employment, to assist J. Frank in every proper way to obtain and enforce patents or copyrights on Proprietary Information in any and all countries, and to that end I will execute all documents for use in applying for and obtaining such patents thereon and enforcing same, as J. Frank may desire, together with any assignments thereof to J. Frank or persons designated by it. J. Frank shall pay all reasonable expenses related to such activities.

4. I understand that any provision in this Agreement requiring me to assign my rights in any invention does not apply to any invention which qualifies under the provisions of Section 2870 of the California Labor Code, which states the following:

     (a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

          (1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer.

          (2)  Result from any work performed by the employee for the employer.

     (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

5. I understand that, in performing my work for J. Frank, I am not to breach any obligation of confidentiality or duty that I have to any former employer or other, person. If my work for J. Frank begins to involve an area of research or any other aspect of J. Frank's business that I believe would conflict with any obligation of confidentiality that I may have to a former employer or any other person, I will promptly notify my direct supervisor or an officer of J. Frank so that any potential conflict can be avoided or resolved.

6. I understand that nothing contained in this Agreement implies an obligation on the part of J. Frank to retain my services as an employee for any specified period of time. I acknowledge and agree that my employment with
     J. Frank is at will and may be terminated by J. Frank or me at any time for any or for no reason.

By signing this Agreement, I acknowledge that I have received a copy of this Agreement and written notification of the provisions of Labor Code Section 2870.

Name (please print):     JOHN C. PALMER                Date:    Aug 5, 1996
                     ---------------------------             -------------------

Employee Signature:  /s/ John C. Palmer
                     ----------------------------